Exhibit 10.1

December 4, 2012

Dynegy Roseton, L.L.C.

Ladies & Gentlemen:

Louis Dreyfus Highbridge Energy LLC or affiliate (the “Buyer”) is pleased to enter into this letter agreement (together with Exhibit A hereto, this “Agreement”) with Dynegy Roseton, L.L.C. (the “Seller”) for the acquisition of the Acquired Assets consistent with the terms set forth in this Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the term sheet attached as Exhibit A hereto. The Acquired Assets will be sold in connection with the chapter 11 cases commenced by the Seller under Case No. 11-38111 and related plan of liquidation. We are prepared to move swiftly to bring this transaction to completion and would like to enter into this Agreement with the Seller to transact on the terms set forth in Exhibit A hereto, which Agreement shall be subject to the approval of the Bankruptcy Court in the case of the Seller. The Seller and the Buyer (each a “Party” and together, the “Parties”) hereby agree as follows:

1.  Terms of Acquisition.  The acquisition will be structured as an acquisition of the Acquired Assets on the terms set forth in Exhibit A hereto (the “Transaction”), which terms have been reviewed, prepared and negotiated by the Parties in consultation with their respective legal counsel and other advisors. All material terms of the Transaction are set forth in Exhibit A hereto.

2.  Definitive Agreements.  Upon execution of this Agreement, the Parties will negotiate in good faith to prepare and enter into definitive agreements consistent with the terms and conditions set forth in Exhibit A hereto (the “Definitive Documentation”).

3.  Termination.  Subject to Section 4 hereof and the approval of this Agreement by the Bankruptcy Court, this Agreement shall be binding on the Parties but shall terminate promptly upon the earlier of (a) due execution and delivery of Definitive Documentation by the Parties and (b) failure of the Bankruptcy Court to approve the terms of this Agreement or the Definitive Documentation within 45 days after the date of execution of this Agreement.

4.  Due Authorization.  Each of the Parties hereby represents and warrants that it has the requisite limited liability company or corporate (as applicable) power and authority to enter into, execute and deliver this Agreement and perform the transactions contemplated hereby (including entering into the Definitive Documentation) and has taken all necessary limited liability company or corporate (as applicable) action required for the due authorization, execution, delivery and performance by it of this Agreement and the transactions contemplated hereby, subject in the case of the Seller to (a) the approval of the Bankruptcy Court, (b) the consent of Seller’s creditors entitled to exercise consent rights in connection with Seller’s bankruptcy proceedings with respect to the Transaction and (c) approval by the member of the Seller and any required consents by parent entities with respect to the transaction. Each of the Parties hereby represents and warrants that this Agreement constitutes the legally valid and binding obligation of it enforceable against it in accordance with its terms, subject in the case of the Seller to the aforementioned conditions.

5.  No Consents.  Each of the Parties hereby represents and warrants that as to it, none of the execution, delivery or performance of this Agreement and none of the execution or delivery of the Definitive Documentation will require any consent, approval, license, permit, order or authorization of, registration, notice, declaration or filing with or to any governmental entity or person, subject to the filing of any application to be filed with, and the receipt of any order required to be issued by, the FERC under Section 203 of the Federal Power Act and in the case of the Seller to (a) the approval of the Bankruptcy Court, (b) the consent of Seller’s creditors entitled to exercise consent rights in connection with Seller’s bankruptcy proceedings with respect to the Transaction and (c) approval by the member of the Seller and any required consents by parent entities with respect to the transaction.

6.  Expenses.  Each Party will pay its own expenses incident to this Agreement and the transactions contemplated hereby (whether or not such transactions are consummated), including but not limited to counsel fees, accounting fees, brokers’ fees and investment banking fees.

7.  Entire Agreement.  This Agreement together with all exhibits hereto and with the Confidentiality Agreement dated September 27, 2012 constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

8.  Governing Law; Remedies.  The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any provision thereof that would require the application of the substantive laws of any other jurisdiction, except to the extent that such laws are superseded by chapter 11 of title 11 of the United States Code (including with respect to the fiduciary duties applicable to debtors and debtors in possession).  The Parties acknowledge that remedies at law may be inadequate to protect the Parties against any actual or threatened breach of this Agreement and, without limiting any other rights or remedies that may be available to the Parties, agree to the granting of injunctive relief without proof of actual damages in connection with any actual or threatened breach.  The Parties hereto irrevocably waive any right to trial by jury in any proceeding relating to this Agreement.  Each Party agrees that no failure or delay by the other Party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.  Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts to this Agreement may be delivered via facsimile or electronic mail.

If this Agreement correctly sets forth our understanding, please so indicate by signing a copy of this Agreement in the space provided below and returning a copy to us no later than the close of business on December 10, 2012.

[Signatures Follow]

Very truly yours,

Louis Dreyfus Highbridge Energy LLC

		By:	/s/ William C. Reed II
Name: William C. Reed II
Title: President and CEO

Accepted and agreed to as
of the date first above written:

DYNEGY ROSETON, L.L.C.

By:	/s/ Robert C. Flexon
Name: Robert C. Flexon
Title: President and CEO

Exhibit A

Roseton Sale Transaction

Summary Term Sheet

Following is a summary term sheet related to an acquisition of the Roseton power generation facility (the “Term Sheet”). The Term Sheet supersedes any other term sheet and the form of equity purchase agreement previously delivered to potential bidders.

The terms and conditions described herein are preliminary and are subject to change and do not purport to summarize all of the conditions, terms, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the transactions contemplated hereby. No agreements provided for herein shall be effective unless and until definitive agreements are entered into by the applicable parties and such definitive agreements become effective in accordance with their terms.

Parties	Dynegy Roseton, L.L.C. as “Seller” Louis Dreyfus Highbridge Energy LLC or affiliate, as “Buyer”

Structure	Sale of assets (Roseton facility only)

Purchase Price

•      $19.5 million cash

•      No net working capital adjustments, as an asset deal

•      Purchase price to be adjusted at close:

•      Upwards in an amount equal to any net cash loss of the business between 1/1/13 and closing; or

•      Downwards in an amount equal to any net cash gain of the business between 1/1/13 and closing, but only to the extent such gain has not been paid to reduce property taxes (per agreement with taxing authorities)

•      No other purchase price adjustments

•      No holdbacks or escrows

•      Seller to provide allocation of Purchase Price among the Acquired Assets for tax purposes

Acquired Assets

All properties and assets (1) owned by Seller (including those to be conveyed by PSEG upon termination of the sale/leaseback structure), (2) used or held in connection with the ownership, lease, use or operation of the Roseton facility and (3) located at the Roseton facility site, including, as limited by the foregoing limitations:

•      Real property

•      Machinery and equipment

•      Inventory of spare parts, coal and fuel oil, except to the extent used in the ordinary course

•      IT assets on-site

•      Assumption of Central Hudson Agreement and other Assumed Contracts determined by Buyer, to the extent assignable

•      Pre-closing insurance proceeds (if any) related to the Roseton facility

•      Transferable permits

•      Books and records relating to the Roseton facility

•      Emissions allowances currently allocated to the Roseton facility

Excluded Assets

Anything that is not an Acquired Asset, including:

•      Cash, cash equivalents, accounts receivable, deposits, etc.

•      Tax refunds for periods prior to closing, excluding property tax refunds

•      Seller’s trademarks and logos

•      Assets held by Seller off-site, such as IT equipment

•      Software (except to the extent on-site and transferable)

•      Transmission facilities and related assets owned by Central Hudson or other third parties unaffiliated with Seller

•      Contracts other than Assumed Contracts

Buyer Assumed Liabilities

•      All real property tax liabilities associated with the Roseton facility (including both accrued and unpaid real property taxes for 2012 and any 2013 taxes)

•      All on-site environmental liabilities associated with the Roseton facility

•      Transfer tax liabilities arising from this transaction, if any (Seller expects this transaction to be exempt from transfer taxes under section 1146(a) of the Bankruptcy Code)

•      Sales and use tax liabilities arising from this transaction, if any (Seller expects substantially all of the assets included in this transaction to be exempt from sales and use taxes under section 1146(a) of the Bankruptcy Code)

•      OPEB liabilities related to both the Roseton and Danskammer facilities

•      Severance obligations, if any, related to the Roseton employees (whether due to termination, change in terms of employment, or otherwise) not hired by Buyer

•      All cure costs and other post-closing obligations under any Assumed

Contracts • Post-closing liabilities attributable to the Acquired Assets

Seller Retained Liabilities

•      Indebtedness for borrowed money of Seller

•      Seller incurred transaction costs

•      Liabilities of Seller under transaction documents

•      Pre-closing trade and vendor accounts payable (subject to adjustment depending on Assumed Contracts)

•      Pre-closing corporate taxes and related fees payable

•      Severance obligations for Danskammer employees

•      Pension liabilities

•      Any liabilities that are not “Buyer Assumed Liabilities”

Seller Closing Deliverables

•      Deed

•      Bill of sale

•      Assignment and assumption agreement for Assumed Contracts

•      FIRPTA certificates

•      New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, and Certificate of Exemption from the Payment of Estimated Personal Income Tax

•      New York State Board of Real Property Services Real Property Transfer Report

•      Required governmental and third party consents, other than immaterial consents or those typically obtained post-closing

•      Operating records

•      Personnel records, to the extent permitted by law

•      Seller Bringdown Certificate

•      Seller’s/Owners’ Affidavit (as the Title Company may reasonably require to provide the Owner’s Title Policy)

•      Resolutions authorizing sale

Buyer Closing Deliverables

•      Purchase Price

•      Assignment and assumption agreement for Assumed Contracts

•      New York State Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, and Certificate of Exemption from the Payment of Estimated Personal Income Tax

•      New York State Board of Real Property Services Real Property Transfer

Report • Required governmental and third party consents, other than immaterial consents typically obtained post-closing • Buyer Bringdown Certificate • Resolutions authorizing purchase

Seller Representations and Warranties(1)

•      Organization

•      Due authorization and enforceability

•      Consents

•      No conflicts

•      Litigation

•      Title to Acquired Assets, subject to permitted liens(2)

•      Operations and Maintenance (i.e. no knowledge of needed material repairs/replacements other than those scheduled)

•      Owned real property

•      Assumed contracts

•      Labor and ERISA matters

•      Environmental

•      Taxes

•      Compliance with laws; permits

•      Books and records

•      Financial advisors; brokers

Buyer Representations and Warranties	• Organization • Due authorization and enforceability • Consents • No conflicts

(1)  Reps will be typical of an “as is, where is” asset deal and not of an equity deal (i.e. reps will speak to the assets and not the owner), will be subject to materiality and where qualified by knowledge, knowledge will be defined as actual knowledge of specified individuals.

(2)  Permitted liens will include standard exceptions, including customary and reasonable items disclosed in title policies, statutory liens not yet due and payable, M&M liens not yet due and payable or contested in good faith (no requirement to bond or reserve), environmental liens imposed by governmental entities, title of lessors under leases to be terminated at closing, terms of assumed contracts, liens in real property records that do not materially interfere, liens due to zoning and other laws that do not materially impair use and liens attributable to buyer.

• Litigation • Financial capability • Market concentration • Opportunity for independent investigation • Financial advisors; brokers • No other representations made by Seller • As-Is Transaction

Covenants

•      Prior to closing Seller shall operate in the ordinary course(3) and shall not:

•      sell, lease, license or otherwise dispose of Acquired Assets

•      terminate, modify or amend any Assumed Contract in a manner adverse to Seller or Buyer

•      abandon any material rights under any Assumed Contract or fail to honor or perform any Assumed Contract in a manner materially adverse to Seller or Buyer

•      enter into any new material contracts w/o consultation with Buyer

•      fail to maintain Operating Records in ordinary course

•      institute, settle or agree to settle any material proceeding before any governmental entity relating to the Acquired Assets

•      fail to maintain in full force and effect Seller’s insurance policies related to the Roseton facility, consistent with past practice

•      Access

•      Seller will grant Buyer reasonable pre-closing access to Acquired Assets

•      Public announcements shall require mutual consent, subject to standard exceptions

•      Tax matters

•      Parties will cooperate to file any tax returns relating to transfer taxes

•      Parties shall provide each other with information reasonably required to file tax returns relating to the Acquired Assets for tax periods occurring prior to the Closing

•      Regulatory approvals

•      Parties will cooperate to provide notices and obtain the appropriate regulatory approvals (including FERC, FCC, NYPSC, NERC, NYDEC)

(3)  Exceptions for bankruptcy process, collective bargaining agreement and as otherwise expressly provided.

•      Employee matters

•      Buyer may negotiate with the union to enter into modifications to the expired collective bargaining agreement reflecting terms substantially similar to the Last Best and Final Company Offer (“LBFO”) proposed by Seller

•      Buyer to offer employment to all represented employees at the Roseton facility on terms of the expired collective bargaining agreement, as modified by the LBFO proposed by Seller to the extent such terms have been lawfully implemented by Seller, including, but not limited to, immediately providing the same wages, benefit plans, level of benefits and all terms and conditions of employment to which such employees were entitled as employees of Seller except as such wages, benefits, benefits levels and other terms and conditions have or may be modified by the LBFO.(4)

•      Buyer to offer non-represented employees at the Roseton facility substantially similar compensation and benefits, in the aggregate, to the Buyer’s current, similarly situated employees

•      Buyer responsible for any Roseton employee severance obligations (whether due to termination, change in terms of employment, or otherwise) with respect to those employees not hired by Buyer

•      Buyer will administer COBRA coverage for any Roseton employees not hired by Buyer and pay for the COBRA premium subsidies to be paid pursuant to the Seller’s severance plans

•      Confidentiality

•      Buyer to maintain confidentiality for two years after Closing of all information obtained from Seller other than information related to the Acquired Assets

•      Further assurances

•      Bankruptcy court filings

•      Buyer’s acknowledgements; nature of representations

•      Buyer may not rely on any information provided by Seller other than the explicit representations and warranties made in the asset purchase agreement

•      Replacement or termination of credit support obligations

•      Buyer shall replace or terminate, as applicable, all credit support at its expense (Seller to receive and retain

(4)  Under the terms of the implmented LBFO, the Seller (and the Buyer as part of its offer) “may change carriers or administrators for any benefits covered in this Article in its sole discretion, provided that the Company provides same level of benefits.”

deposits/returned credit support)

•      Insurance

•      Seller’s insurance policies to terminate at Closing and Buyer solely responsible for insurance post-Closing

•      Any insurance proceeds attributable to Acquired Assets will be for Buyer’s account

•      Danskammer

•      Definitive transaction documents for the sale of Danskammer shall include a provision prohibiting the new owner of the Danskammer site, to the extent permitted by applicable law, from constructing, or allowing any third party to construct, a power generation facility on the land, and from repowering, or allowing any third party to repower, the existing Danskammer facility; provided, however, that Seller shall have no duty to defend any challenge to, or to seek to enforce, this prohibition. Seller shall use commercially reasonable efforts to facilitate discussions regarding a direct agreement between Buyer and the buyer of Danskammer regarding such provision

•      Post-closing filings

•      Buyer to make scheduled post-Closing filings

•      Seller trademarks and logos

•      Buyer to remove all trademarks and logos of Seller from the Acquired Assets within 30 days of Closing

•      Title insurance and survey

•      Buyer may obtain title insurance and surveys at its expense; no termination or other rights based on exceptions identified by title company other than rights under the APA for breach by Seller of title reps

•      Replacement of shared contracts

•      Seller and Buyer shall cooperate to separate certain specified contracts that are material for Roseton but currently relate to both Roseton and Danskammer into separate agreements. Otherwise Buyer is solely responsible for arranging for stand-alone master purchase agreements and other ancillary contracts, if desired

•      Back-up bidder

•      Seller may sign a purchase agreement with a back-up bidder, pursuant to the bidding procedures.

Buyer Closing Conditions	• Material accuracy of representations and warranties • Material performance of covenants • Bring-down certificate

•      Receipt of agreed upon material governmental approvals

•      Receipt of agreed upon material third party consents

•      Bankruptcy court order approving sale to successful bidder, subject to satisfaction or waiver of all conditions

•      Closing of PSEG Transfer Agreement

•      Property tax authorities shall have agreed to reduce the aggregate tax assessment on Roseton (which reduction may be implemented over a multiyear period) by not less than 50% of the 2012 assessment on a per annum equivalent basis

Seller Closing Conditions

•      Material accuracy of representations and warranties

•      Material performance of covenants

•      Bring-down certificate

•      Receipt of material governmental approvals

•      Receipt of material third party consents

•      Bankruptcy court order approving sale to successful bidder, subject to satisfaction or waiver of all conditions including entry of order confirming plan or plans of liquidation for Seller

•      Closing of PSEG Transfer Agreement

•      Replacement or termination, as applicable, of all credit support

•      Bankruptcy settlement agreement consents

Termination Rights

APA would terminate upon any of the following:

•      Mutual agreement of Buyer and Seller

•      If a Sale Order is not entered within 45 days of the conclusion of the auction

•      If the Closing does not occur within 120 days from entry of the Sale Order

•      Conversion to chapter 7 or dismissal of Seller’s bankruptcy cases

•      If the sale is prohibited by law

Miscellaneous

•      Representations, warranties and covenants (except those that by their terms are to be performed after Closing) expire at Closing; no post-closing indemnification

•      No assignment without consent

•      Parties entitled to specific performance

•      New York governing law (except as superseded by bankruptcy law)

•      Forum to be US Bankruptcy Court for the Southern District of NY,

Poughkeepsie Division, or to the extent not applicable, federal court in Southern District of NY • Waiver of jury trial • No consequential damages